Exhibit 99.1
_______________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS THIRD QUARTER EARNINGS,
UPDATES FOURTH QUARTER GUIDANCE

Dublin, California, November 21, 2024 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended November 2, 2024 of $1.48, up from $1.33 per share for the 13 weeks ended October 28, 2023. Net income for the period rose to $489 million versus $447 million last year. Sales for the 2024 third quarter were $5.1 billion, up from $4.9 billion in the prior year, with a comparable store sales gain of 1%.

For the nine months ended November 2, 2024, earnings per share were $4.53 on net earnings of $1.5 billion, versus $3.74 per share on net income of $1.3 billion for the same year-to-date period in 2023. Sales for the first nine months of 2024 were $15.2 billion, with comparable store sales up 3% over the prior year.

Barbara Rentler, Chief Executive Officer, commented, “We are disappointed with our third quarter sales results as business slowed from the solid gains we reported in the first half of 2024. Although our low-to-moderate income customers continue to face persistently high costs on necessities pressuring their discretionary spending, we believe we should have better executed some of our merchandising initiatives. In addition, a combination of severe weather during the quarter from Hurricanes Helene and Milton, along with unseasonably warm temperatures, also negatively impacted our results.”

Ms. Rentler continued, “Despite the below-plan sales results, earnings were ahead of our expectations. Operating margin for the quarter was 11.9%, up from 11.2% last year, as lower incentive, freight, and distribution costs more than offset the planned decline in merchandise margin.”

Ms. Rentler added, “During the third quarter, we repurchased 1.8 million shares of common stock for an aggregate price of $262 million. We remain on track to buy back a total of $1.05 billion in common stock during fiscal 2024 under the Company’s two-year $2.1 billion repurchase program.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Fourth Quarter and Fiscal 2024 Guidance

Looking ahead, Ms. Rentler said, “For the 13 weeks ending February 1, 2025, we continue to project comparable store sales to increase 2% to 3%. Earnings per share for the fourth quarter are planned to be in the range of $1.57 to $1.64, compared to $1.82 for the 14 weeks ended February 3, 2024. This guidance range includes an unfavorable impact of approximately $0.03 per share primarily from the timing of packaway-related expenses that benefited the third quarter. Based on our year-to-date results and fourth quarter forecast, earnings per share for the 52 weeks ending February 1, 2025 are now expected to be in the range of $6.10 to $6.17 versus $5.56 last year. As a reminder, both the 2023 fourth quarter and full year results included an approximate $0.20 earnings per share benefit from the 53rd week.”

Ms. Rentler concluded, “We remain confident that our ongoing focus and commitment to delivering the most compelling values possible will enable us to maximize our potential for profitable growth now and in the future.”

The Company will host a conference call on Thursday, November 21, 2024 at 4:15 p.m. Eastern time to provide additional details concerning its third quarter results and management’s outlook for the remainder of the year. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 201-612-7415, PIN #13749868 until 8:00 p.m. Eastern time on November 29, 2024, as well as on the Company’s website.

Forward-Looking Statements: This press release and the related conference call remarks contain forward-looking statements regarding, without limitation, projected sales, costs, and earnings, planned new store growth, capital expenditures, and other matters. These forward-looking statements reflect our then-current beliefs, plans, and estimates with respect to future events and our projected financial performance and operations, and they are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, uncertainties arising from the macroeconomic environment, including inflation and the price of necessities, high interest rates, housing costs, energy and fuel costs, financial and credit market conditions, recession concerns, geopolitical conditions, and public health and public safety issues that affect consumer confidence, consumer disposable income, and shopping behavior, as well as our costs; unexpected changes in the level of consumer spending on, or preferences for, apparel and home-related merchandise, which could adversely affect us; competitive pressures in the apparel and home-related merchandise retailing industry; our need to effectively manage our inventories, markdowns, and inventory shortage in order to achieve our planned gross margins; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries, which could adversely affect our business; risks associated with importing and selling merchandise produced in other countries, including risks from supply chain disruption, shipping delays, and higher than expected ocean freight costs; unseasonable weather or extreme temperatures that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise; our dependence on the market availability, quantity, and quality of attractive brand name merchandise at desirable discounts, and on the ability of our buyers to anticipate consumer preferences and to purchase merchandise to enable us to offer customers a wide assortment of merchandise at competitive prices; information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could disrupt our operations, and result in theft or unauthorized disclosure of confidential and valuable business information, such as customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; disruptions in our supply chain or in our information systems, including from ransomware or other cyber-attacks, that could impact our ability to process sales and to deliver product to our stores in a timely and cost-effective manner; our need to obtain acceptable new store sites with favorable consumer demographics to achieve our planned store openings; our need to expand in existing markets and enter new geographic markets in order to achieve planned growth and market penetration; consumer problems or legal issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes, that could increase our costs; damage to our corporate reputation or brands that could adversely affect our sales and operating results; our need to continually attract, train, and retain associates with the retail talent necessary to execute our off-price retail strategies; our need to effectively advertise and market our business; possible volatility in our revenues and earnings; a public health or public safety crisis, or a natural or man-made disaster in California or another region where we have a concentration of stores, offices, or a distribution center, that could harm our business; and our need to maintain sufficient liquidity to support our continuing operations and our new store openings. Other risk factors are set forth in our SEC filings including the Form 10-K for fiscal 2023 and fiscal 2024 Form 8-Ks and 10-Qs on file with the SEC. The factors underlying our forecasts and plans are dynamic and subject to change. As a result, any forecasts or forward-looking statements speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We disclaim any obligation to update or revise these forward-looking statements.

About Ross Stores, Inc.
Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2023 revenues of $20.4 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,836 locations in 43 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 356 dd’s DISCOUNTS® stores in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
($000, except stores and per share data, unaudited)	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023

Sales	$5,071,354	$4,924,849	$15,216,940	$14,354,440

Costs and Expenses
Cost of goods sold	3,634,283	3,564,268	10,916,884	10,426,241
Selling, general and administrative	832,855	810,470	2,445,494	2,364,590
Interest income, net	(42,527)	(43,319)	(131,827)	(111,930)
Total costs and expenses	4,424,611	4,331,419	13,230,551	12,678,901

Earnings before taxes	646,743	593,430	1,986,389	1,675,539
Provision for taxes on earnings	157,935	146,103	482,443	410,702
Net earnings	$488,808	$447,327	$1,503,946	$1,264,837

Earnings per share
Basic	$1.49	$1.34	$4.56	$3.76
Diluted	$1.48	$1.33	$4.53	$3.74

Weighted-average shares outstanding (000)
Basic	327,710	334,282	329,453	336,187
Diluted	329,937	336,261	331,728	338,107

Store count at end of period	2,192	2,112	2,192	2,112

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	November 2, 2024	October 28, 2023
Assets

Current Assets
Cash and cash equivalents	$4,349,262	$4,499,497
Accounts receivable	176,218	171,915
Merchandise inventory	2,859,106	2,613,808
Prepaid expenses and other	241,703	206,725
Total current assets	7,626,289	7,491,945

Property and equipment, net	3,657,679	3,397,519
Operating lease assets	3,349,427	3,160,017
Other long-term assets	271,791	221,139
Total assets	$14,905,186	$14,270,620

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,346,479	$2,280,278
Accrued expenses and other	637,332	665,279
Current operating lease liabilities	699,200	680,088
Accrued payroll and benefits	459,094	509,484
Income taxes payable	2,186	20,960
Current portion of long-term debt	699,407	249,598
Total current liabilities	4,843,698	4,405,687

Long-term debt	1,514,452	2,210,073
Non-current operating lease liabilities	2,821,417	2,640,068
Other long-term liabilities	265,673	218,970
Deferred income taxes	196,583	212,866

Commitments and contingencies

Stockholders’ Equity	5,263,363	4,582,956
Total liabilities and stockholders’ equity	$14,905,186	$14,270,620

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
($000, unaudited)	November 2, 2024	October 28, 2023
Cash Flows From Operating Activities
Net earnings	$1,503,946	$1,264,837
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	329,584	300,366
Stock-based compensation	117,212	111,369
Deferred income taxes	345	(4,193)
Change in assets and liabilities:
Merchandise inventory	(666,886)	(590,313)
Other current assets	(62,793)	(48,803)
Accounts payable	390,398	259,105
Other current liabilities	(83,300)	284,989
Income taxes	(64,016)	(25,524)
Operating lease assets and liabilities, net	11,057	8,336
Other long-term, net	(1,116)	5,566
Net cash provided by operating activities	1,474,431	1,565,735

Cash Flows From Investing Activities
Additions to property and equipment	(514,122)	(540,458)
Net cash used in investing activities	(514,122)	(540,458)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	18,769	18,590
Treasury stock purchased	(86,092)	(48,568)
Repurchase of common stock	(787,479)	(703,400)
Excise tax paid on repurchase of common stock	(8,798)	—
Dividends paid	(367,492)	(342,132)
Payment of long-term debt	(250,000)	—
Net cash used in financing activities	(1,481,092)	(1,075,510)

Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(520,783)	(50,233)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,935,441	4,612,241
End of period	$4,414,658	$4,562,008

Reconciliations:
Cash and cash equivalents	$4,349,262	$4,499,497
Restricted cash and cash equivalents included in prepaid expenses and other	15,041	13,127
Restricted cash and cash equivalents included in other long-term assets	50,355	49,384
Total cash, cash equivalents, and restricted cash and cash equivalents:	$4,414,658	$4,562,008

Supplemental Cash Flow Disclosures
Interest paid	$80,316	$80,316
Income taxes paid, net	$546,113	$440,419